Exhibit 10.40

AMENDMENT TO NO. 3 TO

LICENSE AND DEVELOPMENT AGREEMENT

THIS AMENDMENT NO. 3 TO LICENSE AND DEVELOPMENT AGREEMENT (this “Amendment”), dated as of December 22, 2006, is entered into by and between NOVADEL PHARMA, INC., a Delaware corporation (“NovaDel”), and HANA BIOSCIENCES, INC., a Delaware corporation (the “Licensee”). NovaDel and Licensee each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

WHEREAS, the Parties entered into that certain License and Development Agreement dated October 26, 2004 (the “Agreement”), as amended on August 8, 2005 and again on May 15, 2006, pursuant to which Licensee licensed from NovaDel certain exclusive rights to develop and commercialize a pharmaceutical product containing ondansetron as an active ingredient that will be administered to humans using the Technology on the terms and conditions set forth in the Agreement; and

WHEREAS, the Agreement as amended on August 8, 2005 provided that NovaDel would have certain rights to use and reference the Regulatory Documentation with respect to the Licensed Product, and to purchase the product from Licensee or its third party manufacturer; and

WHEREAS, the Parties desire to amend the Agreement to clarify the Parties’ intentions with regard to the rights of NovaDel’s Extraterritorial Licensees (as defined in this Amendment) to use and reference the Regulatory Documentation with respect to the Licensed Product, and to purchase such product from Licensee or its third party manufacturer.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants of the Parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definition of Extraterritorial Licensee. A new Section 1.54 shall be added to the Agreement, as follows:

“1.54 “Extraterritorial Licensee” shall mean NovaDel’s Affiliates and licensees outside the Territory.”

2. Regulatory Approvals. Section 3.5 of the Agreement shall be amended and restated in its entirety to provide as follows:

“3.5  Regulatory Approvals. All INDs, NDAs and other filings, applications or requests pursuant to or in connection with the Regulatory Approvals required under the Development plan shall be the responsibility of Licensee and made in the name of Licensee; provided, however, that Licensee shall consult with NovaDel with respect to the preparation and submission of any such filings, applications or requests in connection with Regulatory Approvals.

3.5(a) Licensee will be the primary contact for Chemistry, Manufacturing and Control (“CMC”) matters in all relevant regulatory applications except to regulatory bodies outside the US and Canada. Licensee will keep NovaDel reasonably informed of all such communications, if any, between Licensee and the Regulatory Authorities in the US and Canada.

3.5(b) NovaDel and NovaDel’s Extraterritorial Licensees shall have a perpetual, irrevocable, worldwide right to use and reference the Regulatory Documentation with respect to the Licensed Product and any data included or referenced therein for all purposes. Licensee agrees to utilize the Common Technical Document format for its marketing applications in order to facilitate any subsequent submissions filed by NovaDel or its Extraterritorial Licensee’s outside of the Territory. Licensee shall keep NovaDel reasonably informed as to the communications, if any, between Licensee and the Regulatory Authorities.

3.5(c) Licensee agrees to keep the Common Technical Document except for those sections in the Summary Basis of Approval and available through the Freedom of Information Act (“FOIA”) strictly confidential and will obtain prior written consent from NovaDel prior to sharing with any third party.”

2. Manufacturing Section 3.11 of the Agreement shall be amended and restated in its entirety to provide as follows:

“3.11 Manufacturing

3.11.1 Subject to the other provisions of this Section 3.11.1, Licensee shall be solely responsible for the manufacture of Licensed Product, both for clinical development and following receipt of Regulatory Approval of the Licensed Product, provided, that Licensee may contract with a third party to perform such manufacturing services. Licensee shall share all data and other information relating to the manufacturing process and shall consult with NovaDel with respect thereto. Without limiting the generality of the foregoing, NovaDel shall have the opportunity to review, prior to execution, all agreements with third parties relating to the manufacture of the Licensed Product. Any disputes between NovaDel and Licensee relating to the manufacture of the Licensed Product shall be resolved in the manner set forth in Section 3.4.3 hereof.

NovaDel and its Extraterritorial Licensees retain the right to purchase product from said third party, if applicable, at the same costs as Licensee with the exception of an increase of cost due to a modification to the packaging/labeling by NovaDel or any Extraterritorial Licensee.

3.11.2 Licensee agrees that, at all times during the performance of the Development Activities, it, or its designee, will act in accordance with GMP and all applicable laws, rules and regulations.

3.11.3 To the extent Licensee contracts with a Third Party to manufacture the Licensed Product, such Third Party shall agree in writing to be bound by the obligations of confidentiality and non-use at least equivalent in scope to those set forth in Article 15 of this Agreement.

3.11.4 NovaDel and its Extraterritorial Licensees may purchase Licensed Product under section 3.11.1 in the identical packaging and labeling as Licensee purchases such Licensed Product for sale in the United States, subject to the requirement by NovaDel and sublicensees to have such Licensed Product uniquely identified by a separate batch record identification or other indicia sufficient to distinguish sales by NovaDel, or its Extraterritorial Licensees, from those of Licensee.

3.11.5 Licensee shall use Commercially Reasonable Efforts to obtain any required licenses, permissions needed and documentation (e.g. Certificate of Pharmaceutical Product) in order for NovaDel and its Extraterritorial Licensees to buy and export Licensed Products from the United States. NovaDel shall reimburse all reasonable expenses incurred by Licensee for obtaining such licenses or permissions within 30 days of a the Extraterritorial Licensee receipt of an invoice from Licensee itemizing such expenses.

3.11.6 NovaDel warrants, covenants and agrees that any license agreement that NovaDel enters into with an Extraterritorial Licensee regarding Licensed Products that are subject to this Agreement shall contain an indemnity clause requiring the Extraterritorial Licensee to indemnify Licensee and its Affiliates against any and all claims, proceedings, demands, liability and expenses of any kind, including legal expenses and attorneys fees (collectively, “Claims”), arising out of or in connection with the manufacture, sale, use, consumption, advertisement or other disposition of Licensed Products by the Extraterritorial Licensee, its Affiliates or any end user, or arising from any violation of law, negligence, willful or reckless misconduct, or from any breach of any material obligation of such Extraterritorial Licensee under its agreement with NovaDel, other than Claims resulting from the gross negligence or willful misconduct of Licensee; provided, however, that in no event shall the scope of the indemnification to Licensee be any less than the scope of the Extraterritorial Licensee’s indemnification obligations to NovaDel.”

3. Confirmation of Agreement. Except as otherwise amended or modified hereby, all terms of the Agreement shall remain in full force and effect.

4. Capitalized Terms. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

IN WITNESSE WHEREOF, the duly authorized officers of the Parties have executed this Agreement as of the dates set forth below their respective signatures.

NOVALDEL PHARMA INC.	HANA BIOSCIENCES, INC.
By: /s/ Jan Egberts	By: /s/ Fred L. Vitale
Name: Jan Egberts	Name: Fred L. Vitale
Title: President & CEO	Title: VP & CBO
Date: 1/2/07	Date: 12/22/06